101 East Washington Street
P.O. Box 1488
New Castle, PA 16103-1488
Telephone: (724) 652-8550
Fax: (724) 652-0246

                                                                            LOGO

                                                                  March 20, 1998

To Our Shareholders:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of First Western Bancorp, Inc., to be held on Tuesday, April 21, 1998, beginning at 10:30 a.m., local time, at the New Englander, 3009 Wilmington Road, New Castle, Pennsylvania. In the back of this Proxy are directions to the New Englander; if you need additional assistance, please contact the corporate office at (800) 696-2572.

In addition to our regular business, we will present summary performance information for 1997 and discuss our progress with some of our profit initiatives. Several associates will discuss their experiences and current initiatives as we continue our drive to be a superior bank. Following the meeting, a light lunch will be served to all attending shareholders to provide an opportunity to meet informally with the directors and management of First Western and its subsidiaries. Please accept this invitation to attend the meeting and join us for the luncheon afterwards.

The formal Notice of Annual Meeting and Proxy Statement, which follow, include a listing and discussion of the matters upon which you will act.

Whether or not you plan to attend the meeting, we urge you to mark, sign, date and return the enclosed Proxy Card in the accompanying postage-paid envelope so that as many shares as possible may be represented at the meeting. Your vote is important and your cooperation in executing and returning the Proxy Card promptly will be appreciated.

                                  Sincerely,

                                  /s/ THOMAS J. O'SHANE
                                  -----------------------
                                      Thomas J. O'Shane
                                      Chairman, President and
                                      Chief Executive Officer

 Subsidiaries: First Western Bank, N.A. - First Western Trust Services Company

101 East Washington Street
P.O. Box 1488
New Castle, PA 16103-1488
Telephone: (724) 652-8550
Fax: (724) 652-0246

                                                                            LOGO

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

Notice is hereby given that the Annual Meeting of Shareholders of First Western Bancorp, Inc. ("First Western") will be held at the New Englander, 3009 Wilmington Road, New Castle, Pennsylvania 16105, on Tuesday, April 21, 1998 at 10:30 a.m., local time, for the purpose of considering and voting upon the following:

1. The election of three directors whose terms will expire in 2001 and one director whose term will expire in 1999; and

2. The approval of a new Equity Compensation Plan for Non-Employee Directors, with an aggregate of 200,000 shares of Common Stock reserved for issuance under the plan.

3. Such other business as may properly be brought before the meeting and any adjournment or adjournments thereof.

Only shareholders of record of First Western at the close of business on March 9, 1998 are entitled to notice of and to vote at the Annual Meeting.

Enclosed herewith are a Proxy Statement and form of Proxy. We urge you to mark, date, sign and return the Proxy as promptly as possible whether or not you plan to attend the meeting in person. If you do attend the meeting, you may, if you wish, withdraw your Proxy and vote in person. In any event, you may revoke your Proxy prior to its exercise.

                                         By Order of the Board of Directors,

                                         /s/ ROBERT H. YOUNG
                                         ------------------------
                                             Robert H. Young
                                             Executive Vice President-Chief
                                             Financial Officer,
                                             Secretary and Treasurer

New Castle, Pennsylvania
March 20, 1998

                                      -1-
 Subsidiaries: First Western Bank, N.A. - First Western Trust Services Company

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                                PROXY STATEMENT

                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                          FIRST WESTERN BANCORP, INC.

                              GENERAL INFORMATION

The accompanying Proxy is being solicited by the Board of Directors of First Western Bancorp, Inc. ("First Western" or the "Company") for use at the Annual Meeting of Shareholders of First Western to be held April 21, 1998, 10:30 a.m., local time, at the New Englander, 3009 Wilmington Road, New Castle, Pennsylvania and for use at any adjournment or adjournments thereof.

The Proxy may be revoked at any time prior to its exercise by written notice of revocation or by a later dated Proxy sent to the Secretary of First Western at its principal executive offices, provided such notice is received prior to exercise. Shareholders who attend the meeting may, if they wish, withdraw their Proxy and vote in person.

The Board of Directors has fixed the close of business on March 9, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of that date First Western had issued and outstanding 11,203,298 shares of its common stock, par value $5.00 per share ("Common Stock"), eligible to vote at the Annual Meeting. First Western's authorized capital consists of 20,000,000 shares of Common Stock and 4,000,000 shares of preferred stock, without par value ("Preferred Stock"). No shares of preferred stock have been issued. Holders of Common Stock are entitled to one vote for each share of Common Stock held on all matters, except with respect to the election of directors, for which shareholders have the right to cumulate their votes.

First Western is a Pennsylvania business corporation and is registered with the Federal Reserve Board as a bank holding company, with one wholly-owned banking subsidiary, First Western Bank, National Association ("FW Bank" or "Bank"). A former banking subsidiary, First Western Bank, Federal Savings Bank ("FW Savings"), was merged into FW Bank in September 1997. First Western has three non-banking subsidiaries: First Western Trust Services Company ("Trust Services"), which provides trust, estate management and financial services to customers in the market areas of FW Bank, First Western Investment Services Company, a Delaware investment company which holds investment securities for First Western, and First Western Capital Trust I, a Delaware business trust.

The principal executive offices of First Western are located at 101 East Washington Street, New Castle, Pennsylvania 16101 (mailing address: P. O. Box 1488, New Castle, Pennsylvania, 16103-1488). This Proxy Statement and the accompanying Notice of Meeting and Proxy Card are first being mailed to shareholders on or about March 20, 1998. A copy of First Western's Annual Report for the fiscal year ended December 31, 1997, which includes First Western's consolidated financial statements, accompanies this mailing.

All expenses of this solicitation, including the cost of mailing, will be borne by First Western. First Western will not pay any compensation for the solicitation of proxies, but upon request will reimburse banks, brokers, and other nominees, fiduciaries and custodians for their reasonable expenses incurred in sending these proxy materials to beneficial owners and obtaining their instructions. In addition, proxies may be solicited by directors, officers and management personnel of First Western and its subsidiaries. Solicitations may be made by mail, telephone, facsimile or in person.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

The Bylaws of First Western provide that the Board of Directors shall consist of not fewer than five persons, the exact number to be fixed and determined from time to time by a resolution of the Board or of the shareholders. The Board's current size is set at eleven members. On May 30, 1997, John P. O'Leary, Jr. resigned from the Board for personal reasons, resulting in a reduction in the total size of the Board from twelve to eleven members. Pursuant to First Western's Bylaws, as amended, nominations for directors other than those made by the Board must be in writing and delivered or mailed to the Chairman of First Western no later than January 31 for an election to be held at the annual meeting of shareholders that year and no later than 45 days prior to any other meeting of shareholders called for the election of directors; provided, however, that if less than 21 days notice of such other meeting is given to shareholders, then nominations for directors shall be mailed or delivered to the Chairman of First Western no later than the close of business on the seventh day following the day on which such notice of meeting was mailed. Nominations by shareholders shall contain the following information to the extent known by the nominating shareholder: (i) the name and address of the proposed nominee; (ii) the principal occupation of the proposed nominee; (iii) the total number of shares of Common Stock to be voted for the proposed nominee; (iv) the name and resident address of the nominating shareholder; and (v) the number of shares of Common Stock held by the nominating shareholder.

The Board, prior to the 1998 Annual Meeting, is currently divided into two classes of four members each (1998 and 1999) and one class of three members
(2000). The term of office of one class expires each year. Nominees to the class of directors whose term expires at each Annual Meeting are generally elected for a three-year term. However, in the event the number of directors is changed, any increase or decrease is to be so apportioned among the classes so as to maintain the classes as nearly equal in number as possible. Any additional director of a class shall hold office for a term which shall coincide with the term of such class.

In February 1995, the Board adopted an amendment to the Bylaws which permits a former President or Chairman to be nominated to the Board for a one-year term without regard to any age limitation in the Bylaws. Section 2.3 of the Bylaws requires retirement from the Board at the expiration of a director's term after reaching age 70. In adopting the amendment, the Board recognizes that a former President or Chairman of First Western would provide experience, expertise and historical continuity to First Western and would provide significant and substantial value in continuing to be represented on the Board, subject to election at each Annual Meeting of Shareholders that such person continues to be nominated. John W. Sant, age 77, former Chairman, President and Chief Executive Officer, is being nominated by the Board for an additional one-year term to expire in 1999. At Annual Meetings in 1995, 1996 and 1997, Mr. Sant was nominated for and reelected to the Board for successive one-year terms.

The class whose term will expire as of the date of the 1998 Annual Meeting of Shareholders consists of four directors, all of whom are nominees for reelection. The Board has nominated three persons for election as directors for a three-year term expiring in 2001--Wendell H. Boyd, Robert C. Duvall and Louis
J. Kasing, Jr. as continuing directors, and John W. Sant as a continuing director for a one-year term expiring in 1999. Assuming the election of these three nominees to the 2001 class and Mr. Sant to the 1999 class, the 1999 class of directors will consist of five members, and the 2000 and 2001 class of directors will consist of three members each.

Each nominee has advised First Western of his willingness and ability to serve if elected. If however, prior to the election of directors at the 1998 Annual Meeting, any of the nominees becomes unavailable or proves unable to serve for any reason, proxies will be voted for the election of such other person or persons as the Board of Directors may select to replace such nominee. MANAGEMENT AND THE BOARD RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS.

The Articles of Incorporation of First Western provide that in all elections of directors, each shareholder has the right to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as equals the number of directors multiplied by the number of shares, or to distribute his total votes among as many candidates as desired. Unless otherwise specified, execution of a Proxy will confer discretionary authority to the persons named therein as proxies to cumulate votes.

First Western is organized under the laws of the Commonwealth of Pennsylvania. Pursuant to the provisions of the Pennsylvania Business Corporation Law of 1988, as amended, the affirmative vote of a plurality of the votes cast by the shareholders at an annual meeting of a corporation is required to elect the directors of that corporation. Accordingly, abstentions and broker non-votes have no effect on the outcome of the election of directors. Proxies solicited by the Board of Directors will be voted in favor of the nominees for directors unless otherwise indicated thereon.

The following tables set forth certain information about the nominees for election as directors and about the continuing directors of First Western. The information includes the number of shares of Common Stock which each of them owned beneficially as of January 31, 1998, and the percentage which those shares represented of the total outstanding Common Stock in any instance where the percentage equaled or exceeded one percent. Each nominee or director has been engaged in the principal occupation listed for five years or more, except as otherwise indicated in the table. Except as noted below, there are no family relationships among current directors, nominees for directors, executive officers or nominees for executive officers of either First Western or its subsidiaries.

             NOMINEES FOR DIRECTORS WHOSE TERMS WILL EXPIRE IN 2001

                                                               SHARES OF               PERCENT
                                                              COMMON STOCK              OWNED
 NAME, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE              BENEFICIALLY            (IF 1% OR
  DURING PAST FIVE YEARS AND DIRECTORSHIPS (1)      AGE (1)     OWNED(2)                MORE)
-------------------------------------------------  ---------  ------------            ---------
Wendell H. Boyd                                       58         13,956                    --
  Partner, D.M. Boyd Co. (manufacturer of
  modified soils for golf course industry);
  Member, Audit and Loan Review Committees of
  First Western; Director of First Western since
  1995
Robert C. Duvall                                      55         32,591                    --
  Vice President of Finance, Wampum Hardware Co.
  (explosives distributor for the blasting
  industry); Director, Nobel Insurance Limited;
  Officer and Director of IRECO Midwest, Inc.
  (affiliated with Wampum Hardware Co.);
  Chairman, Compensation Committee and Member,
  Nominating/Corporate Governance and
  Asset/Liability Committees of First Western;
  Director of First Western since 1995(3)
Louis J. Kasing, Jr.                                  69          8,622                    --
  President, Kasing Auto Sales, Inc.; Member,
  Asset/Liability, Loan Review and Dealer Center
  Committees of First Western; Director of First
  Western since 1990

                      NOMINEE FOR DIRECTOR WHOSE TERM WILL EXPIRE IN 1999
John W. Sant                                          77         92,557                    --
  Retired; Chairman, First Western through April
  1995; President and Chief Executive Officer,
  First Western through 1990; Director, Trust
  Services; Chairman, Nominating/Corporate
  Governance Committee and Member, Compensation
  and Asset/Liability Committees of First
  Western; Director of First Western since
  1966(4),(5)

              CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 1999

                                                               SHARES OF               PERCENT
                                                              COMMON STOCK              OWNED
 NAME, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE              BENEFICIALLY            (IF 1% OR
  DURING PAST FIVE YEARS AND DIRECTORSHIPS (1)      AGE (1)     OWNED(2)                MORE)
-------------------------------------------------  ---------  ------------            ---------
John W. Lehman, M.D.                                  65         37,445                    --
  Physician, Beaver Valley Orthopedics
  Association; Member, Audit,
  Nominating/Corporate Governance and
  Asset/Liability Committees of First Western;
  Director of First Western since 1986(4)
Thomas S. Mansell                                     58         91,387                    --
  Senior Vice President, Assistant Secretary and
  Legal Counsel of First Western; Director, Trust
  Services; Director of First Western since
  1990(6),(7)
Richard C. McGill                                     61         55,900                    --
  Retired; Former Managing Partner, McGill,
  Power, Bell and Co., Certified Public
  Accountants; Chairman, Loan Review Committee
  and Member, Audit Committee of First Western;
  Director of First Western since 1990(4)
Harold F. Reed, Jr.                                   70         43,369                    --
  Partner, Reed, Luce, Tosh, Wolford and Douglass
  (law firm); Director, Tuscarora Incorporated
  (manufacturer of custom molded products);
  Chairman, Trust Services; Member, Compensation
  Committee of First Western; Director of First
  Western since 1986(4)

              CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2000

                                                                SHARES OF               PERCENT
                                                               COMMON STOCK              OWNED
 NAME, PRINCIPAL OCCUPATION, BUSINESS EXPERIENCE               BENEFICIALLY            (IF 1% OR
   DURING PAST FIVE YEARS AND DIRECTORSHIPS (1)      AGE (1)     OWNED(2)                MORE)
--------------------------------------------------  ---------  ------------            ---------
James M. Campbell                                      54         49,972                    --
  President, Shenango Steel Buildings, Inc. (steel
  fabrication company); Member, Compensation and
  Asset/Liability Committees of First Western;
  Director of First Western since 1990(4),(8)
Floyd H. McElwain                                      51         10,695                    --
  President, McElwain Oldsmobile-Cadillac, Inc.;
  Chairman, Audit Committee and Member, Dealer
  Center Committee of First Western; Director of
  First Western since 1990
Thomas J. O'Shane                                      50        214,294                  1.86%
  Chairman, First Western since April, 1996 and
  President and Chief Executive Officer; Director,
  Nobel Insurance Limited; Director, Federal
  Reserve Bank of Cleveland-Pittsburgh Branch;
  Chairman, FW Bank and Vice Chairman, Trust
  Services; Chairman, Asset/Liability Committee
  and Member, Nominating/Corporate Governance and
  Loan Review Committees of First Western;
  Director of First Western since 1988(9)

---------

 (1)  As of January 31, 1998.
 (2)  Includes shares of Common Stock owned by immediate families
      (spouses, minor children and relatives sharing the same home) of the respective persons and, if applicable, shares of Common Stock held in the First Western Bancorp, Inc.
      401(k) Profit-Sharing and Stock Bonus Plan, an individual grantor trust related to the First Western Bancorp, Inc.
      Supplemental Executive Retirement Plan, or the First Western
      Bancorp, Inc. Deferred Compensation Plan for Directors.
 (3) Includes 26,930 shares of Common Stock held beneficially in the name of Wampum Hardware Co., with authority to vote such shares.
 (4) Years served as a director of First Western include years served as director of FW Bank or its predecessors.
 (5)  John W. Sant is the uncle of Stephen R. Sant, President and
      Chief Executive Officer of FW Bank and Executive Vice
      President-Chief Operating Officer of First Western.
 (6) Thomas S. Mansell disclaims beneficial ownership of 3,499 shares of Common Stock owned by his spouse and his children which are included in the total shares indicated.
 (7) Includes options to purchase 20,605 shares of Common Stock which are exercisable within 60 days of January 31, 1998.
 (8) Includes 1,009 shares of Common Stock held beneficially in the name of Shenango Steel Buildings, Inc., with authority to vote such shares.
 (9) Includes options to purchase 127,197 shares of Common Stock which are exercisable within 60 days of January 31, 1998.

All directors and officers of First Western as a group (22 persons) owned beneficially 998,306 shares of Common Stock of First Western (including options to acquire 332,687 shares which are exercisable within 60 days of January 31,
1998), or 8.67% of the 11,511,161 shares of Common Stock outstanding and options which are exercisable within 60 days of January 31, 1998.

MEETINGS AND COMMITTEES

The Board of Directors of First Western met 10 times in 1997. All incumbent directors named above attended 75% or more of the aggregate number of Board of Directors meetings and, if applicable to their service, committee meetings held in 1997, except Louis J. Kasing, Jr. (68%) and John W. Lehman, M.D. (70%). The Board of Directors currently has a Nominating/Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Board currently has no Executive Committee, with the full Board serving in such capacity. The Compensation Committee met eight times in 1997 and is comprised solely of non-employee directors, including Robert C. Duvall (Chairman), James M. Campbell, Harold F. Reed, Jr. and John W. Sant. The Nominating/Corporate Governance Committee met four times in 1997 and is comprised of John W. Sant (Chairman), Robert C. Duvall, John W. Lehman, M.D. and Thomas J. O'Shane.

The Audit Committee is comprised solely of independent directors, and for 1997, included Floyd H. McElwain (Chairman), Wendell H. Boyd, John W. Lehman, M.D. and Richard C. McGill. The Audit Committee's duties include, but are not limited to, engaging and terminating independent auditors and approving fees charged, reviewing the audit plan, the results of the auditing engagement, any disagreements with management, their letter of recommendations and the adequacy of internal accounting controls for First Western, and supervising the internal audit function. First Western's internal audit department reports to the Audit Committee. The Audit Committee met five times in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

Mr. Thomas J. O'Shane, Chairman, President and Chief Executive Officer of First Western, is a director and a member of the Compensation Committee of Nobel Insurance Limited. Mr. Robert C. Duvall, a director of Nobel Insurance Limited, is also a director of First Western, and is Chairman of First Western's Compensation Committee.

Mr. John W. Sant, formerly Chairman, President and Chief Executive Officer of First Western, is a member of the Compensation Committee. Mr. Harold F. Reed, Jr., a member of the Compensation Committee, is Chairman of Trust Services.

DIRECTORS' COMPENSATION

Directors of First Western who are not employees of First Western or its subsidiaries receive $750 for each meeting of the Board of Directors attended and $350 for each committee meeting attended, with the chairperson of each committee receiving $700 for each committee meeting attended. An annual retainer of $4,000 is currently paid to all Board members. Occasionally, individual directors are asked to meet with the Chairman of First Western on matters of interest or importance or requiring the consultative services of such director. In such situations, the per meeting rates applicable to a committee member or committee chairperson, as the case may be, are paid to the individual.

Directors of FW Bank and Trust Services who are not employees of First Western or its subsidiaries receive $400 for each Board meeting attended and $350 for each committee meeting attended, with the chairperson of each committee receiving $700 for each committee meeting attended. An annual retainer of $3,000 per member is also paid. The law firm of Reed, Luce, Tosh, Wolford and Douglass, of which Harold F. Reed, Jr., a director, is a partner, served as an outside legal counsel for FW Bank, for which such firm received a retainer of $20,000 plus fees for special legal work on an as-billed basis in 1997.

All Directors of First Western and/or its subsidiaries may defer the receipt of their fees, according to the terms of the First Western Bancorp, Inc. Deferred Compensation Plan for Directors, until the earlier of their retirement from First Western and/or a subsidiary board or their death. The director may choose to have deferred fees accrued with interest credited at market rates, or to have such fees, plus prior plan balances, funded through a grantor trust agreement, with Trust Services serving as trustee, and invested in First Western Common Stock.

                                 PROPOSAL NO. 2

        APPROVAL OF EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

The Board of Directors has adopted the Equity Compensation Plan for Non-Employee Directors of First Western Bancorp, Inc. and First Western Bank, N.A. (the "Directors' Plan"). A copy of the Directors' Plan is attached to this Proxy Statement as Appendix A. The following summary does not purport to be fully descriptive and reference is made to the full text of the Directors' Plan for more detailed information.

Purpose and Effective Date. The purpose of the Directors' Plan is to increase the ownership of Common Stock by outside directors of the Company and FW Bank by providing for the payment of all or a substantial portion of outside directors' retainer and meeting fees in the form of shares of Common Stock or options to purchase such shares. The Directors' Plan became effective as of February 17, 1998, the date it was approved by the Boards of Directors of the Company and the Bank. Approximately 24 persons will initially be eligible to participate in the Directors' Plan. The closing price of the Common Stock on the Nasdaq Stock Market on March 10, 1998 was $28.25 per share.

Shares Reserved and Administration. Up to an aggregate of 200,000 shares of Common Stock may be issued under the Directors' Plan. The number of shares available for award under the Directors Plan, and the terms and conditions of outstanding option grants, are subject to adjustment in connection with certain significant corporate events.

The Directors' Plan will be administered by the Board of Directors of the Company. The Board of Directors shall have complete power and authority to amend or terminate the Directors' Plan at any time.

Retainer Fees. Each person who first becomes a non-employee director of the Company or FW Bank on or after the effective date of the Directors' Plan ("new director") shall receive no cash retainer fee but instead will receive an annual retainer fee in the form of non-qualified options to purchase Common Stock ("Retainer Fee Options"). These annual grants of Retainer Fee Options will be made as of the date of each annual meeting of the stockholders of the Company and will have a value as of the date of grant, determined using the Black-Scholes option valuation model and such assumptions as the Board deems appropriate, equal to the annual retainer amount for the applicable year.

Each person who was a non-employee director immediately prior to the effective date of the Directors' Plan ("current director") will receive Retainer Fee Options as of each annual meeting date in the same manner as a new director, except that each current director may make a one-time election to receive all (but not less than all) of his or her annual retainer amount in the form of cash rather than Retainer Fee Options. A current director who elects a cash portion can subsequently revoke this election and take all Retainer Fee Options for the future (but cannot then go back to cash).

The exercise price of each Retainer Fee Option will equal the fair market value of the underlying shares of Common Stock on the date of grant. Retainer Fee Options will vest and become exercisable in three substantially equal installments on the last day of June, September and December immediately following the date of grant. Vesting will accelerate upon (i) the director's retirement from the Board on or after attaining age 65 or death or total and permanent disability while serving as a director or (ii) the occurrence of a change in control (as defined in the Directors' Plan). Unvested Retainer Fee Options will expire upon termination of Board service for any reason, and vested options will expire upon the earlier to occur of (A) ten years from the date of grant of the option; and (B) the later of (i) one year following the director's cessation of Board service for any reason and (ii) in the case of a director's retirement from the Board on or after attaining age 65, three years from the date such option first became exercisable.

Meeting Fees. Each new director will automatically receive all meeting fees in the form of restricted shares of Common Stock ("Meeting Fee Shares"). The Meeting Fee Shares will be issued quarterly, but the shares will not be transferable by the director for two years from the date of issuance, except that gifts and other transfers to or for the benefit of immediate family members will be permitted. The transfer restrictions will automatically lapse (i) if the director retires from Board service on or after attaining age 65 or dies or becomes totally and permanently disabled while serving as a director or (ii) upon the occurrence of a change in control. Meeting Fee Shares will not be subject to forfeiture. The number of Meeting Fee Shares issuable to a new director as of a particular quarterly issue date will equal the quotient obtained by dividing the amount of meeting fees payable to the director as of such date by a per share price of the Common Stock equal to 50% or more (as determined by the Board) of the fair market value per share of the Common Stock as of such quarter-end.

Each current director will receive Meeting Fee Shares in the same manner as a new director, except that each current director may make a one-time election, at any time prior to the 1998 Annual Meeting, to receive all (but not less than all) of his or her meeting fees in the form of cash rather than Meeting Fee Shares. A director who elects a cash portion can subsequently revoke this election and take all Meeting Fee Shares for the future (but cannot then go back to cash).

Each non-employee director who would otherwise be receiving Meeting Fees in the form of Meeting Fee Shares with respect to a calendar year (i.e. all new directors and each current director who did not elect to receive his or her Meeting Fees in cash) may irrevocably elect prior to the commencement of the calendar year, or in the case of calendar year 1998, prior to the 1998 Annual Meeting, to have all (but not less than all) of his or her Meeting Fees for such calendar year deferred under the Company's Deferred Compensation Plan for Directors. If a director makes such an election, the Company will credit to such director under the Deferred Compensation Plan as of the last day of each calendar quarter during such year a number of shares of Common Stock equal to the number of Meeting Fee Shares that would have been issued to such director but for such deferral election.

Automatic Option Grants. Each new director will receive an automatic non-qualified stock option grant for 1,000 shares of Common Stock, effective as of his or her first date of Board service ("Automatic Options"). The exercise price of each Automatic Option will equal the fair market value of the underlying shares of Common Stock on the date of grant of the option. Automatic Options will vest in three substantially equal installments on the first, second and third anniversaries of the date of grant. Vesting will accelerate upon (i) the director's retirement from the Board on or after attaining age 65 or death or total and permanent disability while serving as a director or (ii) upon the occurrence of a change in control (as defined in the Directors' Plan). A current director shall receive a grant of Automatic Options, as of the 1998 Annual Meeting date of the Directors' Plan, only if such current director does not elect to receive any portion of his or her retainer fees or meeting fees in cash. Unvested Automatic Options will expire upon termination of Board service for any reason and vested Automatic Options will expire upon the earlier to occur of (A) ten years from the date of grant of the option; or (B) the later of
(i) one year following the director's cessation of Board service for any reason and (ii) in the case of a director's retirement from the Board on or after attaining age 65, three years from the date such Automatic Option first became exercisable.

Tax Consequences. The following is a summary of the principal federal income tax consequences of grants of Common Stock and stock options under the Directors' Plan under present law. The summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Under the Internal Revenue Code, the issuance of Meeting Fee Shares in lieu of cash meeting fees will result in ordinary income to the director equal to the fair market value of the shares of the date of issuance, determined without regard to the transfer restrictions applicable to such Meeting Fee Shares. Generally, the Company will be allowed, at the date of issuance, to take a deduction for federal income tax purposes in an amount equal to the amount of ordinary income recognized by the director.

In addition, under the Internal Revenue Code, the grant of a nonqualified stock option to a director has no tax effect on the Company or the director to whom it is granted. Generally, the exercise of the stock option will result in ordinary income to the option holder equal to the excess of fair market value of the shares at the time of exercise over the option exercise price. If the option holder pays cash to exercise the option, the holder's tax basis in the shares received will be the aggregate exercise price paid by the holder plus the amount of taxable income recognized upon exercise. Upon any subsequent disposition of such shares, gain or loss will be capital gain or loss, and will be long-term if such shares are held more than twelve or eighteen months after exercise. Generally, the Company will be allowed, at the time of recognition of ordinary income by the option holder, to take a deduction for federal income tax purposes in an amount equal to such recognized ordinary income.

                               NEW PLAN BENEFITS

                                                               EQUITY COMPENSATION PLAN FOR
                                                                 NON-EMPLOYEE DIRECTORS OF
                                                              FIRST WESTERN BANCORP, INC. AND
                                                                 FIRST WESTERN BANK, N.A.
                                                            -----------------------------------
NAME AND POSITION                                           DOLLAR VALUE        NUMBER OF UNITS
-----------------                                           ------------        ---------------
Non-Employee Directors as a Group (9 persons)(1)              $ 36,000(2)         9,000 options(3)

---------

(1) In addition to these nine persons, there are 15 directors of FW Bank who will be eligible to participate in the Directors' Plan.

(2) Reflects the dollar value of retainer fees to be received in the form of cash or Retainer Fee Options as of the date of the 1998 Annual Meeting. The amount of meeting fees payable under the Directors' Plan will depend on the number of meetings attended and is not, therefore, determinable at this time. Bank director retainer fees represent an additional $45,000.

(3) Reflects the number of Automatic Options to be received as of the date of the 1998 Annual Meeting assuming that no eligible director elects to receive any portion of his retainer or meeting fees in cash. Bank directors have options to purchase an additional 15,000 shares.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE ADOPTION OF THE DIRECTORS' PLAN.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

The following table sets forth the compensation for services rendered during the years ended December 31, 1997, 1996 and 1995 paid by First Western or its subsidiaries to the Chief Executive Officer and the four other most highly compensated executive officers of First Western whose annual salary and bonus exceeded $100,000 for the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                          LONG-TERM                      COMMON
                                      --------------------------------      OTHER       COMPENSATION                    STOCK
                                      YEAR ENDED                            ANNUAL       SECURITIES     ALL OTHER     OWNERSHIP
                                       DECEMBER     SALARY     BONUS     COMPENSATION    UNDERLYING    COMPENSATION   (1), (6),
NAME, AGE AND PRINCIPAL POSITION (1)      31         (2)        (3)          (4)          OPTIONS          (5)         (7), (8)
------------------------------------  ----------    ------     -----     ------------   ------------   ------------   ---------
Thomas J. O'Shane (50)
  Chairman, President and                1997      $298,000   $160,920     $    --         10,500        $88,457       214,294
  Chief Executive Officer,               1996       281,000     94,837          --             --         47,597
  First Western                          1995       266,500    119,925          --         67,500         12,724
Robert H. Young (41)
  Executive Vice President-Chief         1997       143,900     51,531          --          3,750         16,705        41,637
  Financial Officer, Secretary           1996       135,800     38,610          --             --         11,397
  and Treasurer, First Western           1995       130,800     41,312          --         22,500         12,724
Richard L. Stover (55)
  Executive Vice President-              1997       143,300     51,531          --          3,750             --        14,300
  Chief Lending Officer                  1996        22,897(9)    5,093      5,596         22,500             --
  First Western                          1995            --         --          --             --             --
Stephen R. Sant (51)
  President and Chief                    1997       137,000     49,697          --          3,750         17,022        83,895
  Executive Officer, FW Bank             1996       135,800     33,555          --             --         11,497
  and Executive Vice President-          1995       128,100     40,659          --         22,500         12,724
  Chief Operating Officer,
  First Western
John A. Zercher (45)
  Senior Vice President-Operations       1997       114,050     40,716          --          1,800         14,511        58,628
  and Information Systems,               1996       105,600     25,344          --             --          9,838
  First Western                          1995        99,600     32,868          --         16,875         11,192

---------

(1) As of January 31, 1998.

(2) Includes salary only. Officers who are also Directors received no compensation for acting as Directors or for attendance at Committee meetings in 1997, except for Mr. Young, who as a director of First Western Investment Services Co. received $600 in fees for attendance as director.

(3) Includes payments under the Incentive Compensation Plan, which are made in cash as soon as practicable after the close of the fiscal year. Amounts shown for 1997 include the amount of bonus accrued for 1997 as determined in January 1998, and excludes the bonus paid in January 1997 for 1996.

(4) Noncash compensation, in the case of each individual for each of the three years in the table, did not exceed the lesser of $50,000 or 10% of total compensation, except for Mr. Stover, who in 1996 received a taxable personal benefit of $786 for a company vehicle, and a country club membership for $4,810.

(5) Includes 401(k) Profit-Sharing and Stock Bonus Plan contributions by First Western, which includes a total of 416 shares (excluding forfeitures) of Common Stock with a market value of $11,856 as of December 31, 1997. Messrs. O'Shane, Young and Sant each received 105 shares, and Mr. Zercher received 101 shares. Also includes company contributions to the Supplemental Executive Retirement Plan determined and made in 1997 on behalf of Messrs. O'Shane, Young and Sant totaling $76,224 for 1996 and prior years.

(6) Includes shares of Common Stock owned by immediate families (spouses, minor children and relatives sharing the same home) of the respective persons, shares of Common Stock held in the 401(k) Profit-Sharing and Stock Bonus Plan, and shares of Common Stock held by individual grantor trusts related to the Supplemental Executive Retirement Plan.

(7) Includes options to purchase shares of Common Stock which are presently exercisable or exercisable within 60 days of January 31, 1998 as follows:
    127,197 shares, Mr. O'Shane; 22,500 shares, Mr. Young; 10,800 shares, Mr. Stover; 59,709 shares, Mr. Sant; and 14,625 shares, Mr. Zercher.

(8) Except for Mr. O'Shane, whose Common Stock beneficial ownership represents 1.86% of the total shares of Common Stock outstanding and options which are exercisable within 60 days of January 31, 1998, no other executive officer named in the table beneficially owns 1% or more of such total shares of Common Stock.

(9) Mr. Stover became an executive officer on November 4, 1996.

PENSION PLAN

The following table shows annual pension benefits payable under the First Western Bancorp, Inc. Pension Plan (the "Pension Plan") upon retirement at age 65, in various remuneration and years-of-service classifications, assuming the election of a retirement allowance payable as a straight life annuity with retirement on January 1, 1998. Remuneration for these purposes is the same as the total of salary and bonus as disclosed in the Summary Compensation Table. Annual benefits payable are not subject to any deduction for Social Security or other offset amounts.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                         ------------------------------------------------------
REMUNERATION(1)(2)                         15         20          25          30          35
------------------                       -------    -------    --------    --------    --------
$150,000.............................     22,500     30,000      37,500      45,000      52,500
 175,000.............................     26,250     35,000      43,750      52,500      61,250
 200,000.............................     30,000     40,000      50,000      60,000      70,000
 225,000.............................     33,750     45,000      56,250      67,500      78,750
 250,000.............................     37,500     50,000      62,500      75,000      87,500
 300,000.............................     45,000     60,000      75,000      90,000     105,000
 350,000.............................     52,500     70,000      87,500     105,000     122,500
 400,000.............................     60,000     80,000     100,000     120,000     140,000
 450,000.............................     67,500     90,000     112,500     135,000     157,500
 500,000.............................     75,000    100,000     125,000     150,000     175,000
 550,000.............................     82,500    110,000     137,500     165,000     192,500

---------

(1) Section 401(a)(17) of the Internal Revenue Code contains an annual limit on the amount of compensation covered for purposes of accruing benefits under the Pension Plan. For 1997, this limit was $160,000. Since such limit is subject to future adjustments, the benefit amounts shown in the table have been calculated without regard to this limit.

(2) Thomas J. O'Shane, Robert H. Young, Richard L. Stover, Stephen R. Sant and John A. Zercher have 25, 11, 1, 7 and 25 whole years of service under the plan, respectively, as of January 31, 1998. All such persons are fully vested in their accrued benefits as of January 31, 1998, with the exception of Mr. Stover.

Mr. Stover, as part of his employment agreement, will be eligible to receive a retirement benefit based upon a two times years of service multiple for each actual year worked and credited under terms of the Pension Plan, provided his employment equals or exceeds five consecutive years worked. The additional multiple can not be funded through the Pension Plan, and is instead recorded as an unfunded, nonqualified accrued liability by First Western.

OPTION GRANTS

The following table sets forth as to persons named in the Summary Compensation Table additional information with respect to stock options granted during 1997, including the potential realizable value from the stock options assuming the options are exercised at the end of the option term and assuming 5% and 10% annual rates of stock price appreciation during the option term:

                             OPTION GRANTS IN 1997

                                                INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE VALUE
                             --------------------------------------------------------        OF ASSUMED ANNUAL
                                                  % OF TOTAL                               RATES OF STOCK PRICE
                                 NUMBER OF         OPTIONS     EXERCISE                      APPRECIATION FOR
                                 SECURITIES       GRANTED TO   PRICE PER                        OPTION TERM
                             UNDERLYING OPTIONS   EMPLOYEES      SHARE     EXPIRATION   ---------------------------
NAME                           GRANTED(1),(2)      IN 1997     ($/SHARE)      DATE         5%(3)          10%(3)
----                         ------------------   ----------   ---------   ----------   ------------   ------------
Thomas J. O'Shane                  10,500            22.4%      $ 21.33     4/15/07       $140,805       $356,895
Robert H. Young                     3,750             8.0         21.33     4/15/07         50,288        127,463
Richard L. Stover                   3,750             8.0         21.33     4/15/07         50,288        127,463
Stephen R. Sant                     3,750             8.0         21.33     4/15/07         50,288        127,463
John A. Zercher                     1,800             3.8         21.33     4/15/07         24,138         61,182

---------

(1) As adjusted for the August 15, 1997 three-for-two stock split, effected in the form of a 50% stock dividend.

(2) The stock options for Mr. O'Shane were granted on April 15, 1997 and are exercisable between December, 1997 and April 1, 2000. For the other named officers, options will vest on April 1, 2000. These options are intended to be incentive stock options. The exercise price per share, as adjusted for the stock split, is $21.33 per share, which was equal to the fair market value of the Common Stock at the date of grant. Fair market value was the average of the high and low sales prices of the Common Stock on the date of grant on the Nasdaq Stock Market, as adjusted for the recent stock split. The exercise price may be paid in cash, in shares of Common Stock, or a combination of cash and such shares. The options have a term of ten years.

(3) The 5% and 10% assumed annual rates of stock price appreciation do not reflect actual changes in the fair market value of the Common Stock since the date of grant. The information in the table is provided in accordance with the rules of the Securities and Exchange Commission regarding the disclosure of compensation of executive officers, and is not intended to forecast possible future stock price appreciation, if any.

         AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

The following table sets forth the aggregated option exercises (as adjusted for the August 1997 stock split) during the year ended December 31, 1997, and the year-end value of options held by each of the named executive officers of First Western in the Summary Compensation Table.

                                                             NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                                                             OPTIONS AT YEAR-END          AT YEAR-END
                           SHARES ACQUIRED      VALUE            EXERCISABLE/             EXERCISABLE/
NAME                         ON EXERCISE     REALIZED (1)     UNEXERCISABLE (#)       UNEXERCISABLE ($)(2)
----                         -----------     ------------     -----------------       --------------------
Thomas J. O'Shane              --              $ --              123,819/9,993        $ 2,367,098/$71,650
Robert H. Young              9,302              148,525           21,195/5,055             321,528/46,684
Richard L. Stover              --                --               5,400/20,850             58,050/210,713
Stephen R. Sant                --                --               54,962/8,497           1,162,329/98,900
John A. Zercher              6,901              126,158           14,625/1,800            221,861,/12,906

---------

(1) Value realized for options exercised but not sold was determined based on the average of the high and low price of the Common Stock on the day prior to exercise minus the exercise price, multiplied by the number of shares acquired (as adjusted for the August 1997 stock split). If shares were sold simultaneously upon exercise, value realized was determined based upon the sales price.

(2) The value of unexercised in-the-money options is calculated by determining the difference between the fair market value of the securities underlying the options at year-end ($28.50 per share based on the closing price of the Common Stock at year-end) and the exercise price of the options ($4.50 per share for 1991-granted options, $13.33 per share for 1995-granted options, $17.75 per share for 1996-granted options and $21.33 per share for 1997-granted options), multiplied by the number of underlying securities.

CHANGE IN CONTROL AGREEMENTS

Certain executive officers of the Company, including four named in the Summary Compensation Table (Messrs. O'Shane, Young, Stover and Sant), have entered into change in control agreements with the Company (the "Agreements"). The Agreements operate only upon the occurrence of a "change in control" as described below. Absent a "change in control," the Agreements do not require the Company to retain the executives in its employ or to pay them any specified level of compensation or benefits.

Each Agreement provides that if a change in control of the Company or any of its bank subsidiaries (collectively, the "Subsidiary") occurs, the Company and the Subsidiary will be obligated to continue to employ the executive during the time period starting upon the occurrence of a change in control and ending three years thereafter (or, if earlier, at the executive's early retirement date or attainment of age 65) (the "Term of Employment"). The Agreement specifies the compensation and benefits required to be provided to the executive during the Term of Employment.

If, during the Term of Employment, the executive is discharged by the Company or the Subsidiary without cause or resigns for good reason, then the executive shall receive within 30 days of the date of termination a lump sum payment equal to the present value of monthly payments, calculated using an appropriate discount rate, from the date of termination until the earlier of (a) the date that is 36 months after the change in control and (b) the executive's attainment of age 65 (the "Calculation Period"), of (i) salary at a rate equal to the highest salary in effect during the 12 months immediately preceding the change in control or the date of termination and (ii) bonus at a rate equal to the greater of the annual bonuses received during the three calendar years immediately preceding the change in control or the date of termination.

If the executive is terminated during the Term of Employment for any reason other than cause, then until the executive reaches or would have reached normal retirement age, (a) the executive and/or his spouse will continue to receive insurance and health care benefits equivalent to those in effect immediately prior to the date of termination or the date of the change in control (whichever is more favorable), subject to reduction to avoid duplication with benefits of a subsequent employer, (b) at and after normal retirement age, health and life insurance benefits equivalent to those afforded retired executives under programs in effect immediately prior to the date of termination or the date of the change in control (whichever is more favorable) and (c) the executive will also receive supplemental retirement benefits equal to the extra pension benefits he would have earned had employment been continued for the entire Calculation Period.

Generally, and subject to certain exceptions, a "change in control" shall be deemed to have occurred if (a) final regulatory approval is obtained for any party to acquire securities of the Company and/or the Subsidiary representing 20% or more of the combined voting power of the Company's or the Subsidiary's then outstanding securities; (b) there is a significant change in the Company's or the Subsidiary's board of directors not approved by the incumbent board; or
(c) final regulatory approval is obtained for a plan of complete liquidation or dissolution or sale of all or substantially all of the Company's or the Subsidiary's assets or certain significant reorganizations, mergers and similar transactions involving the Company or the Subsidiary.

EMPLOYMENT AGREEMENT

First Western entered into an at-will employment agreement with Richard L. Stover on October 25, 1996. The agreement provides that Mr. Stover will receive a base annual salary of $135,800 and normal employee benefits, that he will participate in First Western's Incentive Compensation Plan, Stock Option Plan and Supplemental Executive Retirement Plan and will receive a company automobile and reimbursement for certain clubs' dues. The agreement provides for certain benefits under the Pension Plan as described above.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of First Western (the "Committee") determines the specific forms and levels of compensation for the executive officers of First Western and administers the compensation plans of First Western, subject to the approval of the Board of Directors. The Committee is currently comprised of four members, all of whom are non-employee directors. The discussion of compensation policies and practices set forth in this report relates to compensation reported for fiscal year 1997.

COMPENSATION POLICIES

The compensation policies established and administered by the Committee are intended to provide compensation to First Western's executive officers at competitive levels in order to attract and retain qualified executive officers and to award executive officers based on First Western's annual and long-term performance. Executive compensation is generally set at levels that the Committee believes to be within the mid-range for executive compensation for bank holding companies which are comparable in size and performance to First Western. The Committee views stock options and stock ownership by executive officers as important components of performance-based compensation as the value of stock options directly relates to the price of the Common Stock of First Western and provides executive officers with an additional incentive to enhance shareholder value. In January 1995 the Committee adopted a policy with respect to executive compensation under Section 162(m) of the Internal Revenue Code. The policy states that, in general, First Western will not adopt plans or pay compensation to its key executives in excess of the deductible limits to First Western specified under Section 162(m); however, it is recognized there may be circumstances in which it is necessary or appropriate to pay compensation in excess of such limits and First Western expressly reserves the right to compensate executives in a manner it deems appropriate.

ELEMENTS OF EXECUTIVE COMPENSATION

Compensation of the executive officers of First Western and its subsidiaries consists of the following three elements: base salary, cash payments under the Incentive Plan and stock option awards under the Option Plan.

Base Salary. The Committee establishes base salaries for executive officers of First Western by utilizing salary data obtained from a variety of sources, including outside consultants and publicly available information. The companies included in the survey information used by First Western are not necessarily the same as those included in the peer group index referenced in the performance graph included in this Proxy Statement under "Shareholder Return Performance Graph." The Committee undertakes an annual review of the base salary level of each executive officer of First Western, including the Chief Executive Officer. It is the intention of the Committee that the executive officers of First Western be paid base salaries that are approximately in the mid-range of base salaries for executive officers at bank holding companies comparable in size and performance to First Western. The Committee considers a variety of factors in determining base salaries for individual executive officers, including among others, the level of duties and responsibilities inherent in each individual's position with First Western and the individual's performance of these duties, First Western's financial performance, general economic conditions and compensation trends in bank holding companies.

Incentive Plan. The Incentive Plan is intended to provide executive and other officers of First Western and its subsidiaries with compensation tied to the achievement of certain corporate, departmental and individual performance goals, as approved by the Committee at the beginning of the year. If the goals approved by the Committee are achieved, the incentive award added to the base salary paid is intended to provide to each executive officer total cash compensation that year in approximately the mid-range of the upper half of total cash compensation paid to executive officers at bank holding companies comparable to First Western. If the goals approved by the Committee are not achieved, the incentive award would be reduced.

Corporate earnings goals, as measured by earnings per share, constitute a significant component of each incentive award so that incentive awards are directly dependent upon the achievement of corporate goals. The corporate earnings component of an incentive award will be increased or reduced at a rate equal to two and one-half times the percentage increase or shortfall, as the case may be, in such goal. In addition to the corporate earnings goals, individual goals for a particular year vary for each officer participating in the Incentive Plan and are mainly based on the achievement of certain predetermined departmental and individual goals for the particular fiscal year, including among others, goals related to the following: the department's operating budget; goals of the business unit in which the individual participant is performing the majority of his duties; specific job-related goals; and individual performance. Past performance, peer group performance and perceived future opportunities are considered when establishing departmental and individual goals.

Incentive awards for each individual executive officer are determined as a percentage of that individual's base salary. Such percentages vary with the officer's position and responsibilities and range in amount from 25% to 45% of base salary. The actual amount of each individual incentive award may be modified by the Committee to recognize outstanding performance or additional effort when certain goals may not have been achieved due to changing business priorities or conditions, and also may be modified to reflect an unsatisfactory performance by an individual despite the achievement of certain goals. No payouts will be made to any participant if one or more of the following conditions exist: (a) earnings of the Corporation are less than 60% of budgeted earnings, (b) cash dividends are not at least equal to non-special cash dividends paid in the prior year, or (c) the ratio of the allowance for possible loan losses to nonaccrual loans is less than 85%. To further protect shareholder interests, the aggregate amount of awards to all Plan Participants for a Plan Year may not exceed 8% of First Western's pre-tax earnings. Incentive awards earned, if any, are paid annually in cash as soon as practicable after the end of each fiscal year.

Options. The grant of stock options is intended to provide long-term performance-based compensation to the executive officers of First Western. Options also are intended to provide executive officers with an incentive to increase and promote shareholder value. Options have previously been granted to individual executive officers of First Western based on the performance of each individual and their contributions to First Western's long-term growth and profitability. Options to purchase an aggregate of 232,560 shares of Common Stock of First Western (as adjusted for stock dividends and splits) were granted in 1991 to certain current executive officers of First Western. Options to purchase 120,377 shares remain outstanding as of January 31, 1998. Additional options to purchase 199,875 shares of Common Stock (as adjusted for stock dividends and splits) were granted under the Option Plan as of January 16, 1995 to certain current key executives who are primarily responsible for earnings performance and shareholder value. Options to purchase 199,875 shares remain outstanding as of January 31, 1998. These options were granted with an option price of $13.33 per share (as adjusted), which was higher than the fair market value per share as of such date of $12.19 (as adjusted), with vesting terms of six months to three years and a term of ten years. Options for 132,375 shares are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code and options for 67,500 shares are considered nonqualified stock options. Options for 22,500 shares, intended to qualify as incentive stock options, were granted at fair market value ($17.75) on November 4, 1996 to a new executive officer which remain outstanding. Options to purchase 36,150 shares of Common Stock were granted under the Option Plan as of April 15, 1997 to the same group of officers, with an option price of $21.33 per share (as adjusted), all of which remain outstanding, with vesting terms of six months to three years and all of which are intended to qualify as incentive stock options. The Committee will continue to review compensation through stock options.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The compensation of Thomas J. O'Shane, Chief Executive Officer of First Western, is determined by the Committee based on the same criteria and elements of compensation as the other executive officers of First Western. The Committee believes that Mr. O'Shane's base salary of $298,000 for 1997 is consistent with First Western's general compensation policies. The Committee believes that Mr. O'Shane's current base salary is approximately at the mid-range of base salaries for bank holding companies comparable to First Western, based on independent compensation studies made available throughout the year to the Committee.

Incentive compensation is provided to Mr. O'Shane through his participation in the Incentive Plan and is based on the achievement of specific performance goals for a particular fiscal year as described above under "Incentive Plan." The Committee may also modify an award under the Incentive Plan for Mr. O'Shane (or any other executive officer) by considering additional factors believed to be relevant in determining the incentive compensation of the Chief Executive Officer for a particular fiscal year, such as the performance of other duties that enhanced First Western's overall financial performance for a given year. A significant portion of Mr. O'Shane's total compensation is dependent upon the achievement of the corporate earnings goal as measured by earnings per share, and thus, a significant portion of his total compensation is at risk. The corporate earnings per share goal under the Incentive Plan for fiscal 1997 was determined in January 1997. In January 1998, based on the measurement of achieving the earnings per share goal under the Incentive Plan, the Committee determined that Mr. O'Shane should receive an incentive award of $160,920 for fiscal 1997. This award was increased from the prior year's $94,837 as First Western more than fully achieved the earnings per share goal in 1997, primarily due to reduced consumer loan losses and gains on sales of loans.

Mr. O'Shane participates in the Option Plan described above and was granted options intended to qualify as incentive stock options to purchase an aggregate of 111,627 shares of Common Stock of First Western (as adjusted for stock dividends and splits) in 1991, of which 55,812 shares remain outstanding at an exercise price of $4.50 per share. These options are fully vested and will expire ten years after date of grant. On January 16, 1995, he was granted options to purchase an additional 67,500 shares of Common Stock, all of which are nonqualified and which are exercisable after six months for any time up to ten years from the date of grant at an exercise price of $13.33 per share. These options are included in the total grant of 199,875 options to all executives noted above. On April 15, 1997, he was granted options to purchase an additional 10,500 shares of Common Stock, which are incentive stock options with an exercise price of $21.33 that vest from six months through three years from the date of grant. The grant of these options, as with the options granted to other executive officers of First Western, is intended to provide Mr. O'Shane with a long-term incentive to enhance and improve shareholder value.

The foregoing report has been furnished by the members of the Compensation Committee of the Board of Directors.
                          Robert C. Duvall, Chairman
                          James M. Campbell
                          Harold F. Reed, Jr.
                          John W. Sant

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock against the cumulative total return of the Nasdaq Composite Market (U.S. Companies) and Nasdaq Bank Stocks for the period of five years from December 31, 1992 through December 31, 1997.

                                                                              NASDAQ
                                                                           Stock Market
                 Measurement Period                     First Western         (U.S.             NASDAQ
                (Fiscal Year Covered)                   Bancorp, Inc.       Companies)       Bank Stocks
12/31/92                                                        100.000           100.000           100.000
12/31/93                                                          102.7             114.8             114.0
12/30/94                                                           99.9             112.2             113.6
12/29/95                                                          152.5             158.7             169.2
12/31/96                                                          150.0             195.2             223.4
12/31/97                                                          250.3             239.5             377.4

                                       12/31/92   12/31/93   12/30/94   12/29/95   12/31/96   12/31/97
                                       --------   --------   --------   --------   --------   --------
First Western Bancorp, Inc...........   100.0      102.7       99.9      152.5      150.0      250.3
Nasdaq Stock Market (U.S.
  Companies).........................   100.0      114.8      112.2      158.7      195.2      239.5
Nasdaq Bank Stocks...................   100.0      114.0      113.6      169.2      223.4      377.4

The information in the graph was provided by The University of Chicago Graduate School of Business--Center for Research in Security Prices. It assumes an initial investment of $100 and reinvestment of dividends during the period presented in the graph.

                          TRANSACTIONS WITH DIRECTORS,
                       NOMINEES, OFFICERS AND ASSOCIATES

To the knowledge of the management of First Western, no entity owns of record or beneficially 5% or more of the outstanding Common Stock (11,178,474 shares) as of January 31, 1998.

Certain directors, nominees and officers of First Western and its subsidiaries and their associates were customers of the Banks during 1997. Transactions which involved loans or commitments by the Banks were made in the ordinary course of business and with substantially similar terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, First Western's directors, its executive officers, and any persons holding more than ten percent of the Common Stock are required to report their initial ownership of the Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and NASDAQ. Specific due dates for these reports have been established and First Western is required to disclose in this proxy statement any failure to file by those dates during or for 1997. All of these filing requirements were satisfied during 1997, except that one transaction during the month of May, 1997 for Stephen R. Sant was not timely reported on Form 4, which was corrected by filing a Form 4 in June, 1997. In making the foregoing disclosure, First Western has relied solely on representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                         INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as independent public accountants for First Western and its subsidiaries for the year ended December 31, 1997. The Audit Committee of the Board of Directors, at its February 24, 1998 meeting, recommended the appointment of Deloitte & Touche LLP, independent public accountants to audit the consolidated financial statements of First Western and its subsidiaries for the year ending December 31, 1998. It is anticipated that this recommendation will be acted upon and approved at the next regularly scheduled meeting of the Board of Directors on April 21, 1998. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate shareholder questions, and to make a statement if they desire to do so.

                           ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST TO ROBERT H. YOUNG, SECRETARY OF FIRST WESTERN (AT THE ADDRESS SPECIFIED BELOW), BY ANY SHAREHOLDER WHOSE PROXY IS SOLICITED HEREBY, FIRST WESTERN WILL FURNISH TO SUCH SHAREHOLDER WITHOUT CHARGE A COPY OF ITS 1997 ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TOGETHER WITH CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES THERETO.

                             SHAREHOLDER PROPOSALS

If any shareholder wishes to present a proposal at the 1999 Annual Meeting of Shareholders, the proposal will be considered for inclusion in the Proxy material only if received no later than November 20, 1998. Any such proposal should be addressed to Robert H. Young, Secretary, P. O. Box 1488, New Castle, PA 16103-1488.

                             ADDITIONAL INFORMATION

First Western knows of no other business to be presented at this time. If any matters come before the meeting, the persons named in the Proxy will vote in accordance with the recommendations of the Board. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. If you do attend the meeting, you may then withdraw your Proxy. In any event, you may revoke your Proxy prior to its exercise. The revocation of a proxy will not be effective, however, until written notice of the revocation has been given to the Secretary of First Western.

                                          /s/ ROBERT H. YOUNG
                                          --------------------------
                                              Robert H. Young
                                              Executive Vice President - Chief
                                              Financial Officer, Secretary
                                              and Treasurer

                        DIRECTIONS TO THE NEW ENGLANDER
                      3009 WILMINGTON ROAD, NEW CASTLE, PA

South of New Castle

North on Route 60. Take the Mitchell Road exit. Proceed to stop light at Route
18. Turn right heading south on Route 18. Proceed approximately one mile and the New Englander is on the right.

North of New Castle

South on Route 60. Take the Mitchell Road exit. Proceed to stop light at Route
18. Turn right heading south on Route 18. Proceed approximately one mile and the New Englander is on the right.

East of New Castle

West on Route 422. Take the Route 422 bypass around New Castle. Proceed on Route 422 west bypass as it becomes Route 60 north. Take the Mitchell Road exit. Proceed to stop light at Route 18. Turn right heading south on Route 18. Proceed approximately one mile and the New Englander is on the right.

West of New Castle

Route 80 east to Route 60 south. Take the Mitchell Road exit. Proceed to stop light at Route 18. Turn right heading south on Route 18. Proceed approximately one mile and the New Englander is on the right.

                                       or

East on Route 422 to Route 60 north. Take the Mitchell Road exit. Proceed to stop light at Route 18. Turn right heading south on Route 18. Proceed approximately one mile and the New Englander is on the right.

                                                                   Appendix A

                            EQUITY COMPENSATION PLAN
                         FOR NON-EMPLOYEE DIRECTORS OF
                          FIRST WESTERN BANCORP, INC.
                          AND FIRST WESTERN BANK, N.A.

ARTICLE I. GENERAL

1.01. Purpose. It is the purpose of the Plan to promote the interests of the Company and its shareholders by attracting, retaining and providing an incentive to Non-Employee Directors through the acquisition of a proprietary interest in the Company and an increased personal interest in its continued successful performance and progress. This purpose will be served by providing for the issuance of shares of Common Stock and Options to Non-Employee Directors in lieu of cash payments.

1.02 Adoption and Term. The Plan has been approved by the Boards effective as of February 17, 1998 (the "Effective Date"). The Plan shall terminate without further action upon the earlier of (a) the tenth anniversary of the Effective Date and (b) the first date upon which no shares of Common Stock remain available for issuance under the Plan.

1.03 Definitions. As used herein the following terms have the following meanings:

(a) ANNUAL RETAINER AMOUNT shall mean the amount payable to Non-Employee Directors as the annual retainer. Fees for service as chair of a Board committee shall be considered part of the annual retainer for purposes of this Plan.

(b) AUTOMATIC OPTIONS shall have the meaning given to such term in Section 4.03.

(c) BANK means First Western Bank, N.A., and any successor thereto.

(d) BANK BOARD means the Board of Directors of the Bank.

(e) BOARD means either or both of the Company Board and the Bank Board.

(f) CHANGE IN CONTROL means any one of the following events:

          (i) Upon the Company Board learning that an outside party, or group of persons acting together in concert, has acquired 25% or more of the Common Stock.

          (ii) Upon the commencement of a tender offer to acquire 50% or more of the Common Stock of the Company.

          (iii) Upon the approval of the Company Board of a reorganization plan under which the Company is to be merged, consolidated, or otherwise combined (or its assets purchased) so that shareholders of the Company following such reorganization shall own less than a majority of the shares carrying voting rights in such surviving or acquiring corporation.

          (iv) The Company Board approves any liquidation of substantially all assets or any distribution of assets of the Company or of a subsidiary of the Company when such assets being distributed have a value equaling or exceeding 30% of the value of the assets of the Company prior to such distribution.

          (v) One-third or more of the membership of the Company Board consists of members not recommended for membership by the Company or the Company Board.

(g) CODE means the Internal Revenue Code of 1986, as amended. References to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements or supersedes said section.

(h) COMMON STOCK means the common stock, par value $5.00 per share, of the Company.

(i) COMPANY means First Western Bancorp, Inc., a Pennsylvania corporation, and any successor thereto.

(j) COMPANY BOARD means the Board of Directors of the Company.

(k) COMPENSATION YEAR means each annual period during the term of this Plan beginning on a Meeting Date and ending on the day immediately preceding the next Meeting Date.

(l) CURRENT DIRECTOR shall have the meaning given to such term in Section
4.01(b).

(m) DEFERRED COMPENSATION PLAN means the First Western Bancorp, Inc. Deferred Compensation Plan for Directors, as the same may be amended from time to time.

(n) DIRECTOR means a member of the Company Board or the Bank Board.

(o) EFFECTIVE DATE shall have the meaning given to such term in Section 1.02.

(p) EMPLOYEE means any employee of the Company or an affiliate.

(q) EXERCISE PRICE means the exercise price of an Option.

(r) FAIR MARKET VALUE means, as of any given date, the fair market value of one share of Common Stock, as determined by the Company Board in good faith based on
(a) the average between the high and the low prices of actual sales of Common Stock on such date as reported on any stock exchange on which the Common Stock is then listed or any quotation system approved by the National Association of Securities Dealers then reporting sales of Common Stock, or if no actual sales of Common Stock are reported on such date then (b) the average of the bid and asked prices for Common Stock as reported as of such date on any stock exchange on which the Common Stock is then listed or any quotation system approved by the National Association of Securities Dealers then reporting such bid and asked prices or, of there be no recent bid or asked prices then (c) as determined by the Company Board in good faith pursuant to the principles of Section 422 of the Code and Regulations issued thereunder based on trading information, appraisals, or other financial data as the Company Board deems to be relevant.

(s) MEETING DATE means each date on and after the Effective Date on which the Annual Meeting of the Company's shareholders occurs.

(t) MEETING FEES means the fees payable by the Company to Non-Employee Directors for attendance at meetings of the Board or any committee thereof.

(u) MEETING FEE SHARES shall have the meaning given to such term in Section 4.02(a).

(v) NEW DIRECTOR shall have the meaning given to such term in Section 4.01(a).

(w) NON-EMPLOYEE DIRECTOR means a Director who is not an Employee.

(x) OPTION means an option to purchase Common Stock granted under this Plan. The Options granted under the Plan shall not be incentive stock options within the meaning of Section 422 of the Code.

(y) OPTION VALUE means the value of an Option as of a given date determined in accordance with the Black-Scholes option valuation model or such other recognized option valuation model used by the Company for financial accounting purposes, but using such assumptions as the Company Board may determine to be appropriate for the Plan, which assumptions need not be the same as those used for purposes of the Company's financial statements.

(z) PLAN means this Equity Compensation Plan for Non-Employee Directors of First Western Bancorp, Inc., as it may hereafter be amended from time to time.

(aa) RETAINER FEE OPTION shall have the meaning given to such term in Section 4.01(a).

1.04 NUMBER OF SHARES. Subject to adjustment in accordance with Section 5.01, up to an aggregate of 200,000 shares of Common Stock may be issued under the Plan. Such shares may be authorized and unissued shares or shares which shall have been issued and subsequently reacquired by the Company.

ARTICLE II. ADMINISTRATION

2.01 The Company Board. The Plan shall be administered by the Company Board. Subject to the provisions of the Plan, the Company Board shall have the authority and sole discretion to interpret and construe the Plan, promulgate, amend and rescind rules and regulations relating to the Plan and make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Company Board shall be final and conclusive.

ARTICLE III. PARTICIPATION

3.01 Participation. Each Non-Employee Director shall participate in the Plan on the terms and conditions set forth herein.

ARTICLE IV. RETAINER AND MEETING FEES AND AUTOMATIC OPTION GRANTS

4.01 Retainer Fees.

(a) New Directors. Each Non-Employee Director who first becomes a Non-Employee Director on or after the Effective Date (a "New Director") shall receive no cash retainer fee but instead will receive an annual retainer fee in the form of Options ("Retainer Fee Options"). These annual grants of Retainer Fee Options shall be made as of each Meeting Date. The Retainer Fee Options granted to each such Non-Employee Director will have an Option Value as of the date of grant equal to the Annual Retainer Amount for the applicable Compensation Year.

(b) Current Directors. Each person who was a Non-Employee Director immediately prior to the Effective Date (a "Current Director") will receive Retainer Fee Options as of each Meeting Date in the same manner as a New Director, except that each Current Director may make a one-time election, at any time prior to the 1998 Meeting Date, to receive as of each applicable Meeting Date all (but not less than all) of his or her Annual Retainer Amount in the form of cash rather than Retainer Fee Options; provided, however, that a Current Director, after making such an election to receive cash, may revoke such election prospectively and irrevocably and receive all (but not less than all) of his or her future Annual Retainer Amounts in the form of Retainer Fee Options. Any cash payable to a Non-Employee Director shall be subject to elective deferral by such Director under the Deferred Compensation Plan.

(c) Retainer Fee Option Terms. The Exercise Price of each Retainer Fee Option will equal the Fair Market Value of the underlying shares of Common Stock on the date of grant of such Option. Retainer Fee Options will vest and become exercisable in three substantially equal installments on the last day of June, September and December immediately following the date of grant. Vesting shall accelerate upon (i) the Non-Employee Director's retirement from the Board on or after attaining age 65 or death or total and permanent disability while serving as a Director or (ii) upon the occurrence of a Change in Control. Except as provided in the immediately preceding sentence unvested Retainer Fee Options shall expire upon termination of Board service for any reason, and vested Options shall expire upon the earlier to occur of (A) ten years from the date of grant of the Option; and (B) the later of (i) one year following the Non-Employee Director's cessation of Board service for any reason and (ii) in the case of a Non-Employee Director's retirement from the Board on or after attaining age 65, three years from the date such Option first became exercisable.

4.02 Meeting Fees.

(a) New Directors. Each New Director shall automatically receive all Meeting Fees in the form of restricted shares of Common Stock ("Meeting Fee Shares"). The Meeting Fee Shares will be issued as of the end of each calendar quarter, but shares will not be transferable by the Non-Employee Director for two years from the date of issuance, except that gifts and other transfers to immediate family members, or to trusts, partnerships or other estate planning vehicles for the benefit of immediate family members, shall be permitted, provided that any such transferee shall agree to be subject to the foregoing transfer restrictions. The transfer restrictions shall automatically lapse (i) if the New Director retires from Board service on or after attainment of age 65 or dies or becomes totally and permanently disabled while serving as a Director or (ii) upon the occurrence of a Change in Control. Meeting Fee Shares shall not be subject to forfeiture. The number of Meeting Fee Shares issuable to a Non-Employee Director as of each quarter-end shall be determined by dividing the amount of Meeting Fees payable to such Director as of such date by a per share Common Stock price equal to fifty percent (50%), or such greater percentage as the Board may determine, of the Fair Market Value of the Common Stock on such quarter-end issue date.

(b) Current Directors. Current Directors shall receive Meeting Fee Shares in the same manner as a New Director, except that each Current Director may make a one-time election, at any time prior to the 1998 Meeting Date, to receive all (but not less than all) of his or her Meeting Fees in the form of cash rather than Meeting Fee Shares; provided, however, that a Current Director, after making such an election to receive cash, may revoke such election prospectively and irrevocably and receive all (but not less than all) of his or her future Meeting Fees in the form of Meeting Fee Shares. Any cash payable to a Non-Employee Director shall be subject to elective deferral by such Director under the Deferred Compensation Plan.

(c) Annual Election. Notwithstanding and in lieu of the provisions of Section 4.02(a) and (b), each Non-Employee Director who would otherwise be receiving Meeting Fees in the form of Meeting Fee Shares with respect to a calendar year (i.e all New Directors and each Current Director who did not elect to receive his or her Meeting Fees in cash) may irrevocably elect prior to the commencement of such calendar year, or in the case of calendar year 1998, prior to the 1998 Meeting Date, to have all (but not less than all) of his or her Meeting Fees for such calendar year deferred under the Deferred Compensation Plan. If a Director makes such an election, the Company shall credit to such Director under the Deferred Compensation Plan as of the last day of each calendar quarter during such year a number of shares of Common Stock equal to the number of Meeting Fee Shares that would have been issued to such Director but for such deferral election.

4.03 Automatic Option Grants. Each New Director will receive an automatic Option grant for 1,000 shares of Common Stock, effective as of his or her first date of Board service ("Automatic Options"). The Exercise Price of each Automatic Option will equal the Fair Market Value of the underlying shares of Common Stock on the date of grant of the Option. Automatic Stock Options will vest in three substantially equal installments on the first, second and third anniversaries of the date of grant. Vesting will accelerate upon (a) the Participant's retirement from the Board on or after attainment of age 65 or death or total and permanent disability while serving as a director or (b) the occurrence of a Change in Control. A Current Director shall receive a grant of Automatic Options, as of the 1998 Meeting Date, only if such Current Director does not elect to receive any portion of his or her Retainer Fees or Meeting Fees in cash pursuant to Sections 4.01(b) and 4.02(b). Unvested Automatic Stock Options shall expire upon termination of Board service for any reason and vested options shall expire upon the earlier to occur of (A) ten years from the date of grant of the option; or (B) the later of (i) one year following the Non-Employee Director's cessation of Board service for any reason and (ii) in the case of a Non-Employee Director's retirement from the Board on or after attaining age 65, three years from the date such Option first became exercisable.

4.04 Exercise of Options. The Exercise Price for each Option shall be paid in full upon exercise and shall be payable in cash in United States dollars (including check, bank draft or money order); provided, however, that in lieu of such cash the person exercising the Option may pay the Exercise Price in whole or in part by delivering to the Company shares of Common Stock having a Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased; except that (i) any portion of the Exercise Price representing a fraction of a share shall in any event be paid in cash and
(ii) no shares of the Common Stock which have been held for less than six months may be delivered in payment of the Exercise Price of an Option. The date of exercise of an Option shall be determined under procedures established by the Company Board, and as of the date of exercise the person exercising the Option shall be considered for all purposes to be the owner of the shares with respect to which the Option has been exercised.

4.05 Options Non-Transferable. No Option shall be transferable by a Non-Employee Director otherwise than by will, or if the holder dies intestate, by the laws of descent and distribution of the state of domicile of the Non-Employee Director at the time of death. All Options shall be exercisable during the lifetime of the Non-Employee Director only by the Non-Employee Director or the his or her guardian or legal representative.

ARTICLE V. MISCELLANEOUS

5.01 Adjustments Upon Changes in Common Stock.

(a) If the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of the Common Stock set forth in Section 1.04, for each share of the Common Stock subject to any then outstanding Option, and for each share of the Common Stock which may be issued under the Plan but which is not then subject to any outstanding Option, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.

(b) In case of any adjustment or substitution as provided for in this Section 5.01, the aggregate Exercise Price for all shares subject to each then outstanding Option prior to such adjustment or substitution shall be the aggregate option price for all shares of stock or other securities (including any fraction) to which such shares shall have been adjusted or which shall have been substituted for such shares. Any new Exercise Price per share shall be carried to at least three decimal places with the last decimal place rounded upwards to the nearest whole number.

(c) No adjustment or substitution provided for in this Section 5.01 shall require the Company to issue or sell a fraction of a share or other security. Accordingly, all fractional shares or other securities which result from any such adjustment or substitution shall be eliminated and not carried forward to any subsequent adjustment or substitution.

5.02 Award Agreements. Each grant of Options and issuance of Meeting Fee Shares under the Plan shall be evidenced by a written agreement between the Non-Employee Director and the Company in such form as the Company Board shall approve from time to time.

5.03 Amendment and Termination. The Company Board shall have complete power and authority to amend and/or terminate the Plan at any time; provided, however, that any such amendment or termination shall not, without the consent of a Director reduce the Director's rights with respect to amounts previously earned hereunder.

5.04 Requirements of Law. The issuance of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and to such approval by governmental agencies as may be required. Stock certificates issued hereunder shall bear such restrictive legends as the Company Board may deem necessary or appropriate.

5.05 No Fractional Shares. Notwithstanding any other provision of this Plan to the contrary, no fractional Meeting Fee Shares or fractional Options shall be awarded; all fractional shares shall be rounded up to the next highest whole share.

5.06 No Guarantee of Membership. Nothing in the Plan shall confer upon a Non-Employee Director any right to continue to serve as a Director.

5.07 Rights as Shareholders. Persons receiving awards under this Plan shall have no rights as Shareholders of the Company unless and until certificates for shares of Common Stock are issued to such persons.

5.08 Construction. Words of any gender used in the Plan shall be construed to include any other gender, unless the context requires otherwise.